Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 30, 2003 on our review of interim financial information of Arch Capital Group Ltd. (issued pursuant to the provisions of Statement of Auditing Standards No. 100) for the period ended June 30, 2003 and included in this quarterly report on Form 10-Q is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499 and Registration No. 333-82612) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772 and Registration No. 333-98971).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York
August 13, 2003